Exhibit 10.8

January 26, 2009

Floyd Warkol, Chief Executive Officer
KSW, INC.
37-16 23rd Street
Long Island City, NY 11101

Dear Mr. Warkol:

Bank of America, N.A. is pleased to renew the availability period for your Two Million and 00/100 Dollars ($2,000,000.00) revolving line of credit documented by Facility No. 1 of the Loan Agreement dated April 1, 2007 (including any previous amendments, the “Agreement”).

Effective as of the current Expiration Date of April 1, 2009, the availability period shall be extended and shall expire on the new Expiration Date of April 1, 2010. All other terms and conditions of the Agreement shall remain in full force and effect.

I also want to take this opportunity to thank you for your business. I believe we can continue to provide your company with the same high level of customer service and expertise.

If you have any questions, please contact your Client Manager, Victoria Scolaro at (631) 547-7720.

Bank of America, N.A.

By:	/s/ Diane Phillip
Diane Phillip, Document Administrator